Exhibit 99.1
Dollar Tree, Inc. Announces
$2.5 Billion Share Repurchase Authorization

CHESAPEAKE, Va. – (BUSINESS WIRE) – July 9, 2025 – Dollar Tree, Inc. (NASDAQ: DLTR) today reported that its Board of Directors has replenished the Company’s share repurchase authorization to an aggregate amount of $2.5 billion, reflecting the limit previously approved by the Board in September 2021. As reported previously, at the end of the Company’s fiscal 2025 first quarter, approximately $0.45 billion remained under the Board’s prior $2.5 billion repurchase authorization. This new reauthorization includes any amounts remaining under the Company’s pre-existing program.

“We remain committed to delivering value to our customers and shareholders. Our disciplined capital allocation strategy will continue to prioritize investing in the growth of the Dollar Tree platform and then returning excess cash to shareholders,” stated Michael C. Creedon, Jr., Chief Executive Officer. “This refresh in our share repurchase authorization reflects the Board’s confidence in our ability to generate strong, sustainable cash flow over the long-term.”

The Board’s authorization permits the Company to make purchases of its Common Stock from time to time in the open market or through privately negotiated transactions, subject to market and other conditions, up to the aggregate amount authorized by the Board. The Board’s authorization has no expiration date.

About Dollar Tree, Inc.

Dollar Tree Inc. (NASDAQ: DLTR), headquartered in Chesapeake, VA, is one of North America’s largest and most loved value retailers, known for delivering great value, convenience, and a “thrill-of-the-hunt” discovery shopping experience. With a team of approximately 150,000 associates, Dollar Tree operates more than 9,000 stores and 18 distribution centers across 48 contiguous states and five Canadian provinces under the brands Dollar Tree and Dollar Tree Canada. The company is committed to being a responsible steward of its business – supporting its people, serving its communities, and creating lasting value. Additional information about Dollar Tree can be found at www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”,

“continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements regarding our plans and expectations concerning share repurchases, capital allocation, cash flow and other objectives and expectations. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 26, 2025, our Quarterly Report on Form 10-Q for the most recently ended fiscal quarter, and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc. Robert A. LaFleur, 757-991-5645 Senior Vice President, Investor Relations www.DollarTree.com DLTR-G